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                                                                 EXHIBIT NO. 4.1

                           SPECIMEN STOCK CERTIFICATE

Incorporated Under the Laws of the State of Delaware

     ALPHATECH, INC.

     Total Authorized Issue 30,000,000 Shares Par Value $0.0001 each Common Stock, 1,000,000 shares Par Value $0.0001 each Preferred Stock

This is to certify that                          is the owner of fully paid and
non-assessable                                 shares of the above corporation
transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of the Certificate properly endorse. Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated _________

                Secretary                      President



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